                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-31342

PROSPECTUS SUPPLEMENT NO. 22 DATED OCTOBER 24, 2001 TO
PROSPECTUS DATED APRIL 6, 2000, AS SUPPLEMENTED ON
APRIL 17, 2000, APRIL 25, 2000, MAY 8, 2000, MAY 22, 2000,
MAY 30, 2000, JUNE 9, 2000, JUNE 21, 2000, JULY 5, 2000,
JULY 19, 2000, JULY 27, 2000, AUGUST 16, 2000, AUGUST 24, 2000,
SEPTEMBER 1, 2000, SEPTEMBER 18, 2000, OCTOBER 2, 2000,
OCTOBER 16, 2000, NOVEMBER 17, 2000, DECEMBER 15, 2000,
JANUARY 23, 2001, JANUARY 31, 2001 AND MAY 25, 2001.


                              i2 TECHNOLOGIES, INC.


    $350,000,000 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE DECEMBER 15, 2006
                                       AND
     9,211,580 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES


     The information contained in the table appearing under the heading "Selling Securityholders" on pages 35-37 of the prospectus, as supplemented prior to the date of this prospectus supplement, is hereby amended to add the following information:

                                                                                                         SHARES OF
                                                                   PRINCIPAL AMOUNT    PERCENTAGE OF    COMMON STOCK
                                                                     OF NOTES THAT         NOTES        THAT MAY BE
NAME OF SELLING SECURITYHOLDER                                        MAY BE SOLD       OUTSTANDING       SOLD (1)
------------------------------                                     ----------------    --------------   ------------
Deutsche Banc Alex Brown, Inc...................................         $   500,000         *                 13,159

     The information contained in the table appearing under the heading "Selling Securityholders" on pages 35-37 of the prospectus, as supplemented prior to the date of this prospectus supplement, with respect to the Selling Securityholders named below is hereby deleted and restated with the following information:

                                                                                                         SHARES OF
                                                                   PRINCIPAL AMOUNT    PERCENTAGE OF    COMMON STOCK
                                                                     OF NOTES THAT         NOTES        THAT MAY BE
NAME OF SELLING SECURITYHOLDER                                        MAY BE SOLD       OUTSTANDING       SOLD (1)
------------------------------                                     ----------------    --------------   ------------
AIG/National Union Fire Insurance...............................         $   575,000         *                 15,133
Argon Investments, LTD..........................................                  --        --                     --
Citadel Trading Group L.L.C.....................................                  --        --                     --
Delaware PERS...................................................             915,000         *                 24,081
Forest Alternative Strategies Fund II LP A5M....................              50,000         *                  1,315
Fortis Equity Portfolios Inc. - Growth and Income...............              75,000         *                  1,973
Goldman, Sachs & Company........................................           3,323,000         *                 87,457
ICI American Holdings Trust.....................................             435,000         *                 11,448
Island Holdings.................................................              35,000         *                    921
Jackson Investment Fund Ltd.....................................                  --        --                     --
Janus Capital Corporation.......................................          71,220,000       20.3%            1,874,424
Jefferies & Company.............................................               3,000         *                     78
Kentfield Trading Ltd...........................................          14,375,000       4.1%               378,332
LLT Limited.....................................................             100,000         *                  2,631
Morgan Stanley & Company........................................          11,771,000       3.4%               309,798
Nalco Chemical Company..........................................             225,000         *                  5,921
Radiant Capital LLC.............................................                  --        --                     --
Robertson Stephens..............................................           4,000,000       1.1%               105,275
Sage Capital....................................................           1,565,000         *                 41,188
Starvest Combined Portfolio.....................................             730,000         *                 19,212
State of Oregon Equity..........................................           2,450,000         *                 64,481
Zeneca Holdings Trust...........................................             290,000         *                  7,632

-----------
   * Indicates less than one percent.

(1)  Assumes full conversion of the notes held by each holder at the rate of
     26.3188 shares per each $1,000 in principal amount of notes.